Exhibit 99.1

For Immediate Release

Contact: Lori Steiner or William Cornely at (614) 356-5524

Dominion Homes Reports Financial Results for the Second Quarter of 2007

Cost-cutting Measures, New Products Address Housing Slump

DUBLIN, Ohio – August 14, 2007 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three months ended June 30, 2007. Highlights for the second quarter of 2007 compared to the second quarter of 2006 included:

•	Revenues of $38.8 million, from the delivery of 206 homes, versus revenues of $75.8 million, from the delivery of 398 homes;

•

A net loss of $29.7 million, or $3.63 per diluted share in the second quarter of 2007, which includes a non-cash charge of $17.2 million related to real estate inventory impairments versus a net loss of $5.9 million, or $0.73 per diluted share; and

•	Selling, general and administrative expenses reduced to $8.9 million versus $13.5 million in the second quarter of 2006.

The quarterly net loss is a result of fewer home deliveries, higher sales discounts to meet competition and non-cash impairment charges. In response to slowing sales, the Company initiated cost-saving measures that resulted in a reduction of $4.5 million, or 34%, in selling, general and administrative expense from the second quarter of 2006. That positive impact was partially offset by an increase in interest expense of $2.9 million. The Company also reduced its outstanding debt by $3.5 million during the quarter.

“While our results are disappointing, they are not surprising given the sustained national housing slump,” said Douglas G. Borror, Chairman and Chief Executive Officer. “Our 2007 planning anticipated that the housing downturn in our markets was reaching its final stages. We now see no sign of recovery before mid-2008 and we continue with a defensive operating strategy.”

The defensive strategy maintains the current sales presence while strategically managing land assets and aggressively reducing expenses. It also focuses on building market share with competitive pricing and new and enhanced products that respond to customer’s expectations.

In the second and third quarters of 2007, Dominion introduced two new series of homes with fewer standard features and a broader array of options, allowing for a lower entry price. The Founders and Patriot Series provide flexibility of design as well as affordability for first time homebuyers.

Until the housing market rebounds, Dominion intends to continue to limit new land acquisition and development activities. During the six months ended June 30, 2007, the Company achieved a 9.7% reduction in equivalent lots owned.

During the past 18 months, Dominion reduced the number of employees by over 50% as it continues to size the business to reflect the housing downturn. This fall, the Company will consolidate all operations at its original headquarters at 4900 Tuttle Crossing Boulevard in Dublin. The facility will include a new decorating studio and offices for its affiliated title and mortgage companies as well as housing all corporate operation and support activities.

As a result of lower than expected sales, reduced profit margins and impairment charges recorded in the first six months of 2007, the Company was not in compliance with certain financial covenants at June 30, 2007 and is in discussions with its lenders to modify the credit facility with respect to covenant requirements at that date and for future quarters.

Founded in 1952, Dominion Homes offers exceptional homes for every lifestyle, taste and budget. The Company uses high-quality materials and construction methods that exceed industry building practices. With headquarters in Dublin, Ohio, Dominion Homes has communities in Columbus, Ohio and Greater Louisville and Lexington, Kentucky. Dominion has seven different home collections — Tradition, Celebration, Independence, Founders, Metropolitan, Patriot and Grand Reserve—offering many different floor plans, elevations, features and options. The Company believes that building homes goes beyond structure; it is about customer experience, or as Dominion Homes says it: It’s Your Home. For more information visit www.dominionhomes.com.

Second Quarter of 2007

Net Loss.

The Company recognized a net loss for the second quarter of 2007 of $29.7 million, or $3.63 per diluted share, compared to $5.9 million, or $0.73 per diluted share for the second quarter of 2006. The loss in the second quarter of 2007 is principally a result of fewer closings, larger sales discounts and a decline in the Company’s gross profit margin, principally due to higher real estate inventory impairment charges.

Revenues.

Revenues for the second quarter of 2007 were $38.8 million from the delivery of 206 homes, compared to $75.8 million from the delivery of 398 homes during the same period the previous year. The decrease in revenues was principally the result of delivering 192 fewer homes coupled with a slightly lower average delivery price. The average delivery price of homes during the second quarter of 2007 was approximately $188,200 compared to $188,900 during the second quarter of 2006. While a greater percentage of homes with higher sales prices were sold, the higher prices on these homes were offset by larger sales discounts for all delivered homes. In addition, revenues for the second quarter of 2007 were impacted by the sale of the Company’s mortgage financing subsidiary during 2006. The Company’s mortgage financing subsidiary contributed revenues of $618,000 during the second quarter of 2006.

Gross Profit.

Gross profit for the second quarter of 2007 was a negative $15.1 million, principally due to the delivery of 192 fewer homes, a non-cash charge of $17.2 million for impairment of real estate inventories and larger sales discounts on delivered homes. Gross profit for the second quarter of 2006 was $7.5 million, which included a $2.1 million write-off primarily related to deposits and pre-acquisition costs incurred for land the Company decided not to purchase. Excluding the $17.2 million of charges in 2007 and the $2.1 million of charges in 2006, gross margin as a percentage of revenues was 5.5% in the second quarter of 2007 and 12.7% in the second quarter of 2006.

Selling, General and Administrative Expense.

Selling, general and administrative expense for the second quarter of 2007 decreased 34% to $8.9 million from $13.5 million for the second quarter of 2006. The decrease is due to stringent cost containment efforts that included reducing the number of employees to 252 at June 30, 2007 from 377 at June 30, 2006 and lower sales commissions due to delivering fewer homes. The Company is continuing to reduce its cost structure in response to changing market conditions and projected sales levels and expects to generate further cost savings during the second half of 2007.

Sales

The Company sold 206 homes, with a sales value of $40.1 million, during the second quarter of 2007 compared to 356 homes, with a sales value of $66.2 million, sold during the same period the previous year. The average home sale price for the second quarter of 2007 was $194,600 compared to $186,000 for the second quarter of 2006. The backlog of sales contracts at June 30, 2007 was 319, with an average sale price of $208,200, compared to 548 at June 30, 2006, with an average sale price of $199,800.

Active Sales Communities

The Company had 49 active sales communities at June 30, 2007 compared to 55 at June 30, 2006.

Financial Position

The Company sold land totaling $4.1 million during the second quarter of 2007, at a gain of $167,000, as part of a continuing effort to significantly reduce its investment in real estate inventories. Total land inventory at June 30, 2007 included 13,454 estimated lots compared to 16,593 estimated lots at June 30, 2006. The Company also reduced the outstanding principal balance on its revolving credit facility and Term A loan by approximately $3.5 million during the second quarter of 2007.

First Six Months of 2007

Net Loss.

The Company recognized a net loss for the first six months of 2007 of $41.2 million, or $5.04 per diluted share, compared to a net loss of $11.0 million, or $1.36 per diluted share, for the same period in 2006.

Revenues.

Revenues for the first six months of 2007 were $72.6 million from the delivery of 371 homes, compared to $137.6 million from the delivery of 713 homes during the same period the previous year. The average delivery price of homes during the first half of 2007 was approximately $195,400 compared to $191,100 during the first half of 2006.

Gross Profit.

Gross profit for the first six months of 2007 was a negative $12.4 million principally due to the delivery of 342 fewer homes, a non-cash charge of $18.7 million for impairment of real estate inventories and larger sales discounts on delivered homes. Gross profit for the first six months of 2006 was $16.6 million, which included a $2.7 million write-off primarily related to deposits and pre-acquisition costs incurred for land the Company decided not to purchase. Excluding the $18.7 million of charges in 2007 and the $2.7 million of charges in 2006, gross margin as a percent of revenues was 8.7% in the first six months of 2007 and 14.1% in the first six months of 2006.

Selling, General and Administrative Expense.

Selling, general and administrative expense for the first six months of 2007 decreased 37% to $17.7 million from $28.2 million for the first six months of 2006.

Sales

The Company sold 424 homes, with a sales value of $83.6 million, during the first six months of 2007 compared to 831 homes, with a sales value of $155.5 million, during the first six months of 2006. The average home sale price for the first half of 2007 was $197,200 compared to $187,100 for the first half of 2006.

Financial Position

The Company sold land totaling $11.9 million during the first six months of 2007 at a gain of $183,000 as part of a continuing effort to significantly reduce its investment in real estate inventories. The Company also reduced the outstanding principal balance on its revolving credit facility and Term A loan by approximately $17.9 million during the first six months of 2007.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$38,812	$75,835	$72,610	$137,620
Cost of real estate sold	53,883	68,310	84,975	121,021

Gross profit	(15,071)	7,525	(12,365)	16,599
Selling, general and administrative	8,944	13,467	17,672	28,240

Loss from operations	(24,015)	(5,942)	(30,037)	(11,641)
Interest expense	5,450	2,568	10,880	4,876

Loss before income taxes	(29,465)	(8,510)	(40,917)	(16,517)
Provision (benefit) for income taxes	239	(2,583)	245	(5,482)

Net loss	$(29,704)	$(5,927)	$(41,162)	$(11,035)

Loss per share
Basic	$(3.63)	$(0.73)	$(5.04)	$(1.36)

Diluted	$(3.63)	$(0.73)	$(5.04)	$(1.36)

Weighted average shares outstanding
Basic	8,178,302	8,114,174	8,165,912	8,104,494

Diluted	8,178,302	8,114,174	8,165,912	8,104,494

Consolidated Balance Sheets

(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$1,571	$3,032
Restricted cash	6,679	6,762
Accounts receivable	1,937	2,329
Real estate inventories	325,793	371,086
Prepaid expenses and other	6,326	16,484
Net property and equipment	3,590	4,523

Total assets	$345,896	$404,216

Liabilities and Shareholders’ Equity
Revolving line of credit and term notes	$185,915	$201,579
Seller financed debt and capital lease liability	8,685	8,746
Other liabilities	24,291	25,427

Total liabilities	218,891	235,752

Shareholders’ equity	127,005	168,464

Total liabilities and shareholders’ equity	$345,896	$404,216

Estimated Land Inventory

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,422	910	7,697	10,029
Kentucky	180	403	866	1,449
Controlled by the Company:
Central Ohio	—	—	267	267
Kentucky	—	—	—	—
Held for sale:
Central Ohio	84	81	1,490	1,655
Kentucky	54	—	—	54

Total Land Inventory as of June 30, 2007	1,740	1,394	10,320	13,454
Total Land Inventory as of December 31, 2006	2,084	1,364	11,417	14,865

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